EXHIBIT 23.2
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
We consent to the incorporation by reference in this Registration Statement of Breeze-Eastern Corporation on this Form S-8 of our report dated May 1, 2009, with respect to our audit of the statements of consolidated operations, stockholders’ equity and cash flows and related consolidated financial statement schedule for the year ended March 31, 2009 which report appears in the Annual Report on Form 10-K of Breeze-Eastern Corporation for the year ended March 31, 2011.
/s/ Margolis & Company P.C.
Margolis & Company P.C.
Bala Cynwyd, PA
October 12, 2011